Exhibit 10.1

Membership Interest Purchase Agreement

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 2, 2021, is entered into between BWP Holdings LLC, a New York limited liability company (“Seller”), and Down South Hosting, LLC, a Delaware limited liability company (“Purchaser”).

Recitals

WHEREAS, Purchaser owns a fifty percent (50%) membership interest in Up North Hosting LLC, a New York limited liability company (the “Company”);

WHEREAS, Seller owns the remaining fifty percent (50%) membership interest in the Company (the “Membership Interest”);

WHEREAS, the Purchaser and Seller are parties to that certain Limited Liability Company Agreement of Up North Hosting LLC dated April 3, 2018 (“Operating Agreement”); and

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, the Membership Interest in accordance with the terms and provisions of the Operating Agreement, subject to the terms and conditions set forth herein, resulting in Purchaser owning all of the issued and outstanding membership interests in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in the Membership Interest, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), for the consideration specified in Section 1.02.

Section 1.02 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Membership Interests is: (i) One Million and 00/100 US Dollars ($1,000,000.00) in cash, by wire transfer of immediately available funds in accordance with the Seller’s wire transfer instructions or bank check to an account of Seller’s designation, and (ii) an irrevocable instruction sent to the transfer agent of its parent company Sysorex, Inc., a Nevada corporation (“Sysorex”), to issue One Million (1,000,000) shares of restricted common stock of Sysorex (the “Sysorex Shares”) in DRS book entry form. Purchaser shall pay the Purchase Price to Seller at the Closing (as defined herein).

Section 1.03 Closing The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 1.04 Transfer Taxes. Seller shall pay, and shall reimburse Purchaser for, any sales, use or transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement.

Section 1.05 Withholding Taxes. Purchaser and the Company shall be entitled to deduct and withhold from the Purchase Price all taxes that Purchaser and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this ARTICLE II are true and correct as of the date hereof. For purposes of this ARTICLE II, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 2.01 Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 2.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation, Operating Agreement or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party; (d) result in any violation, conflict with or constitute a default under the Company’s organizational documents or the Operating Agreement, or (e) result in the creation or imposition of any Encumbrance on the Membership Interest. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby. For the purpose of carrying out the intent of this Section 2.02, Seller shall execute and deliver a Unanimous Written Consent by the Members of the Company in the form attached hereto as Exhibit A pursuant to Section 4.01.

Section 2.03 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature whatsoever pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Membership Interest; or (b) that challenges or seeks to prevent, enjoin or otherwise delay or prohibit the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 2.04 Ownership of Membership Interests.

(a) Seller is the sole legal, beneficial, record and equitable owner of the Membership Interest, free and clear of any and all Encumbrances whatsoever.

(b) The Membership Interest was issued in compliance with applicable laws. The Membership Interest was not issued in violation of the organizational documents of the Company or any other agreement (including the Operating Agreement), arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) Other than as set forth in the Company’s Operating Agreement, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

(d) Immediately following the Closing, Seller will not own, or have any interest in the Company.

(e) Seller hereby agrees and acknowledges that as of the date of this Agreement, Seller is not owed any money for goods, services, expense reimbursements, or otherwise by the Company.

Section 2.05 Operating Agreement. Attached hereto as Exhibit B is the Operating Agreement, which agreement is in full force and effect and is the only agreement in effect with respect to the matters described therein. The sale of the Membership Interests will be made in accordance with the terms and provisions of the Operating Agreement, subject to any authorized waiver of such terms and provisions, as applicable.

Section 2.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 2.07 Non-Foreign Status. Seller is not a foreign person as defined in Treasury Regulations Section 1.1446(f)-1(b)(4) or Section 1.1445-2.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Purchaser’s knowledge,” “knowledge of Purchaser” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Purchaser, after due enquiry.

Section 3.01 Organization and Authority of Purchaser; Enforceability. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser has full limited liability company power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Purchaser. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation, Operating Agreement or other organizational documents of Purchaser; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser. No consent, approval, waiver or authorization is required to be obtained by Purchaser from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Section 3.04 Legal Proceedings. There is no Action pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenges or seeks to prevent, enjoin or otherwise delay or prohibit the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE IV
Closing Deliveries

Section 4.01 Seller’s Deliveries. At the Closing, Seller shall deliver to Purchaser the following:

(a) An assignment of the Membership Interest to Purchaser in the form of Exhibit C hereto (the “Membership Interest Assignment”), duly executed by Seller; and

(b) The Unanimous Written Consent executed by Seller.

Section 4.02 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver, or cause to deliver, the following to Seller:

(a) The Purchase Price via a wire transfer of immediately available funds or bank check to an account of Seller’s designation; and

(b) Delivery of the Sysorex Shares to Seller in the form of Exhibit D hereto (the “Share Issuance Notice”), duly executed by Sysorex.

ARTICLE V
Tax Matters

Section 5.01 Allocation of Company Income and Loss. Purchaser and Seller shall request that the Company allocate all items of Company income, gain, loss, deduction or credit attributable to the Membership Interest for the taxable year of the Closing based on a closing of the Company’s books as of the Closing Date.

Section 5.02 Tax Audit Procedures. Purchaser and Seller shall request that the Company agree: (a) to annually elect out of the BBA Procedures for tax years beginning on or after January 1, 2018 pursuant to Section 6221(b) of the Code; and (b) for any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures and in which it receives a notice of final partnership adjustment, to timely elect the alternative procedure under Section 6226 of the Code.

ARTICLE VI
Indemnification

Section 6.01 Survival of Representations and Covenants. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02 Mutual Indemnification. Subject to the other terms and conditions of this ARTICLE VI, each party hereto (as “Indemnifying Party”) shall defend, indemnify and hold harmless the other party, its affiliates and their respective members, managers, officers and employees (collectively, “Indemnified Party”) from and against:

(a) all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (a “Loss”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Indemnifying Party contained in this Agreement or any document to be delivered hereunder;

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Indemnifying Party pursuant to this Agreement or any document to be delivered hereunder; or

(c) the amount of any imputed underpayment (as described in Section 6225 of the Code) imposed on the Company and allocable to Indemnifying Party or attributable to its membership interests during taxable years, or portions thereof, when Seller owned the Membership Interests (the “Seller Ownership Period”), or any other income tax assessment imposed on the Company under any similar provision of state or local law and allocable to Indemnifying Party or attributable to such Indemnifying Party’s membership interests during the Seller Ownership Period.

Section 6.03 Indemnification Procedures. Whenever any claim shall arise for indemnification under Section 6.02, Indemnified Party shall promptly provide written notice of such claim to Indemnifying Party. Indemnified Party’s failure to provide a notice of such claim under this Section 6.03 does not relieve Indemnifying Party of any liability that Indemnifying Party may have to Indemnified Party, but in no event shall Indemnifying Party be liable for any Loss that results from a delay in providing such notice. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, Indemnifying Party, at its sole cost and expense and upon written notice to Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to Indemnified Party. Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If Indemnifying Party does not assume the defense of any such Action, Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to Indemnifying Party, on such terms as Indemnified Party may deem appropriate and no action taken by Indemnified Party in accordance with such defense and settlement shall relieve Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Indemnifying Party shall not settle any Action without Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.04 Payments. Once a Loss is agreed to by Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VI, Indemnifying Party shall satisfy its obligations within ten (10) business days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should Indemnifying Party not make full payment of any such obligations within such ten (10) business day period, any amount payable shall accrue interest from and including the date of agreement of Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

Section 6.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.06 Effect of Investigation. Indemnified Party’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Indemnifying Party contained herein will not be affected by any investigation conducted by Indemnified Party with respect to, or any knowledge acquired by Indemnified Party at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.07 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII
Miscellaneous

Section 7.01 Expenses. Except as otherwise provided in Section 1.04, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

If to Seller:	608 West Riverview Drive Suffolk, VA 23434 E-mail: brian@bitworks.io Attention: Brian Raymond, Member
If to Purchaser:	13880 Dulles Corner Lane, Suite 175 Herndon, Virginia 20171 E-mail: wayne@ttmdigitalassets.com Attention: Wayne Wasserberg, President

Section 7.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Exhibits, the statements in the body of this Agreement will control.

Section 7.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.08 No Third-Party Beneficiaries. Except as provided in ARTICLE VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.11 Contra Proferentem. Each and every provision of this Agreement shall be construed as though parties participated equally in the draft of same, and any rule of construction that a document be construed against the drafting party, including without limitation the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement.

Section 7.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 7.13 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.14 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, will constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the (signature) thereon, provided such signature page is attached to any other counterpart identical thereto. The execution of this Agreement may be effected by facsimile and/or electronically transmitted signatures, all of which shall be treated as originals; provided, however, that the party receiving a copy hereof with a facsimile and/or electronically transmitted signature may, by written notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature. Purchaser and Seller each intend to be bound by its respective facsimile and/or electronically transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of this Agreement delivered by facsimile and/or electronic transmission.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

BWP HOLDINGS LLC,
a New York limited liability company

By:	Bitworks, LLC.
Its Member

	By:	/s/ Brian Raymond
	Name:	Brian Raymond
	Title:	Member

PURCHASER:

DOWN SOUTH HOSTING LLC,
a Delaware limited liability company

By:	TTM Digital Assets & Technologies, Inc.
Its Member

	By:	/s/ Wayne Wasserberg
	Name:	Wayne Wasserberg
	Title:	President

EXHIBIT A

Unanimous Written Consent

[Attached Hereto]

EXHIBIT B

Operating Agreement

[Attached Hereto]

EXHIBIT C

Membership Interest Assignment

[Attached Hereto]

EXHIBIT D

Share Issuance Notice

[Attached Hereto]